EXHIBIT 23.3

CONSENT OF KPMG LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
First Charter Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of First Charter Corporation, relating to the First Charter Corporation Retirement Savings Plan (the Plan), of our report dated July 18, 2001, relating to the statement of net assets available for plan benefits as of December 31, 2000 and 1999, and the statement of changes in net assets available for plan benefits for the year ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 11-K of the Plan.

                                                                    /s/ KPMG LLP

Charlotte, North Carolina
July 30, 2001